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                                                                     Exhibit 8.1


                  [LETTERHEAD OF BRACEWELL & PATTERSON, L.L.P.]


December 20, 1999



Board of Directors
Prime Bancshares, Inc.
12200 Northwest Freeway
Houston, Texas 77092

          Re: Federal Income Tax Consequences to Shareholders of Prime Bancshares, Inc. Disposing of Their Shares of Common Stock in the Merger

Gentlemen:

You have asked us to provide Prime Bancshares, Inc. ("Prime") with our tax opinion as to the likely federal income tax consequences to holders ("Shareholders") of the outstanding common stock, $0.25 par value, of Prime ("Prime Common Stock") with respect to the above-referenced Merger. You have advised that Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), is acquiring all of the Prime Common Stock by way of a Merger ("Merger") of a wholly-owned subsidiary of Wells Fargo with Prime in which Prime will be the surviving entity.

In particular, it is our understanding that the Merger will be implemented by having the holders of Prime Common Stock exchange such stock for shares of common stock, $1-2/3 par value, of Wells Fargo ("Wells Fargo Common Stock"). Shareholders of Prime will also have the opportunity to exercise dissenters' rights in accordance with the procedure provided in the Texas Business Corporation Act, entitling them to receive cash for their shares of Prime Common Stock.

Our opinions are set forth herein and are also discussed under the caption "The Merger--Federal Income Tax Consequences" in the Prospectus and Proxy Statement ("Prospectus"), which is to be included in Wells Fargo's Registration Statement on Securities and Exchange Commission Form S-4 ("Registration Statement"). Our opinion, however, does not address issues dependent upon the individual tax situation of any Shareholder. In addition, our opinion does not directly consider tax consequences to the Shareholders for actions taken before the
                                                                ------
Merger, nor tax consequences unique to Wells Fargo following the Merger.
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You have indicated you will rely on our opinions and will not seek a ruling from the Internal Revenue Service ("Service") regarding these matters. Our opinions represent only our best legal judgment and have no binding effect or official status of any kind. No assurance can be given that our conclusions would be sustained by a court if contested by the Service.
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Representations

In rendering our opinion, we have relied on representations made by both Wells Fargo and Prime. Such representations are noted below. (The capitalized words and phrases used herein, to the extent not defined herein, shall have the meanings provided in the Registration Statement, as amended).

Wells Fargo's Representations
-----------------------------

         (i) The fair market value of the Wells Fargo Common Stock to be received by each Shareholder will be approximately equal to the fair market value of the Prime Common Stock surrendered by such Shareholder in the exchange.

         (ii) Except for purchases made on the open market pursuant to an authorized ongoing stock repurchase program, Wells Fargo has no plan or intention to reacquire any of the Wells Fargo Common Stock issued in the Merger.

         (iii) Wells Fargo has no plan or intention to sell or otherwise dispose of any of the assets of Prime acquired in the transaction except for dispositions made in the ordinary course of business or transactions described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("Code") or Treasury Regulation 1.368-2(K), or transfers or dispositions that do not violate the "substantially all" requirement.

         (iv) Following the Merger, Wells Fargo will continue the historic business of Prime or use a significant portion of Prime's historical business assets in a business.

         (v) Wells Fargo will pay its respective expenses, if any, incurred in connection with the Merger.

         (vi) There is no intercorporate indebtedness existing between Wells Fargo and Prime that was issued, acquired, or will be settled at a discount.

         (vii) Wells Fargo is not an investment company as defined in Code
(S) 368(a)(2)(F)(iii) and (iv).

         (viii) The fair market value of the assets of Prime transferred to Wells Fargo will equal or exceed the sum of the liabilities assumed by Wells Fargo, including the amount of liabilities, if any, to which the transferred assets are subject.

Prime's Representations
-----------------------

         (i) The fair market value of the Wells Fargo Common Stock and other consideration received by each Shareholder will be approximately equal to the fair market value of the Prime Common Stock surrendered by such Shareholder in the exchange.
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         (ii) The liabilities of Prime assumed by Wells Fargo and the liabilities to which the transferred assets of Prime are subject were incurred by Prime in the ordinary course of business.

         (iii) Prime will pay its respective expenses, if any, incurred in connection with the Merger.

         (iv) No intercorporate debt exists between Prime and Wells Fargo that was issued, acquired, or will be settled at a discount.

         (v) Prime is not an investment company as defined under Code ss. 368(a)(2)(F)(iii) and (iv).

         (vi) Prime is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Code ss. 368(a)(3)(A).

         (vii) The fair market value of the assets of Prime transferred to Wells Fargo will equal or exceed the sum of the liabilities assumed by Wells Fargo, including the amount of liabilities, if any, to which the transferred assets are subject.

In addition, our opinion is based on the representation that there is no plan or intention by Shareholders who own 1% or more of the Prime Common Stock, and to the best knowledge of the management of Prime, there is no plan or intention on the part of the remaining Shareholders, to sell, exchange, or otherwise dispose of a number of shares of Wells Fargo Common Stock received in the transaction that would reduce the Shareholders' ownership of Wells Fargo Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the (formerly) outstanding Prime Common Stock as of the same date. For purposes of this representation, shares of Prime Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Wells Fargo Common Stock will be treated as outstanding Prime Common Stock on the date of the Merger. Moreover, shares of Prime Common Stock and shares of Wells Fargo Common Stock held by Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

Opinion
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Based on the foregoing and subject to the limitations and assumptions set forth above and herein, and having due regard for such legal considerations as we deem relevant, our opinion is set forth below.

The Merger will, for federal income tax purposes, constitute a reorganization described in Code (S) 368(a)(1)(A). Accordingly, it is our opinion that the following statements will be true with respect to the Shareholders:

1. No gain or loss will be realized by Shareholders to the extent they exchange Prime Common Stock for Wells Fargo Common Stock pursuant to the terms of the Merger.
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2.       The aggregate basis of Wells Fargo Common Stock received by each
         Shareholder in the Merger will be the same as the aggregate basis of the Prime Common Stock surrendered and exchanged therefor, decreased by the amount of cash received and increased by the amount of gain realized by the Shareholder under the exchange.

3. The holding period of Wells Fargo Common Stock received by each Shareholder will include the period during which Prime Common Stock surrendered therefore was held, provided the Prime Common Stock is a capital asset in the hands of the Shareholder on the date of the exchange. The payment of cash in lieu of fractional shares of Wells Fargo Common Stock will be treated as a sale or exchange of such fractional shares potentially eligible for capital gains treatment.

6. Unless an exemption applies, under the backup withholding rules of Code ss. 3406, an exchange agent (such as the exchange agent for Wells Fargo) shall be required to withhold, and will withhold, 31% of all cash payments to which a Shareholder is entitled pursuant to the Merger (unless such Shareholder provides his taxpayer identification number--Social Security Number in the case of an individual, or Employer Identification Number in other cases) and certifies that such number is correct.

Conclusion

In conclusion, this opinion is solely for the benefit of Prime and the Shareholders and, as such, this opinion may not be relied upon in any manner by any other person or entity.

Consent

We hereby consent to the filing of this letter as Exhibit 8 to the Registration Statement on Form S-4 and to the reference to us in the section entitled "The Merger--U.S. Federal Income Tax Consequences of the Merger."

                                      Very truly yours,


                                      /s/ Bracewell & Patterson, L.L.P.